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                                                                    EXHIBIT 4.19

                         HOUSTON INDUSTRIES INCORPORATED
                        STOCK PLAN FOR OUTSIDE DIRECTORS

                                 First Amendment

                  Houston Industries Incorporated, a Texas corporation (the "Company"), having adopted the Houston Industries Incorporated Stock Plan for Outside Directors, effective May 22, 1996 (the "Plan"), and having reserved the right under Section 6.1 thereof to amend the Plan, does hereby amend the Plan, effective as of August 6, 1997, to read as follows:

                  1. The first sentence of Article I of the Plan is hereby amended to read as follows:

                  "The purpose of this Houston Industries Incorporated Stock Plan for Outside Directors (the 'Plan') is to provide for a method of compensation of Outside Directors of Houston Industries Incorporated and any successor thereto (the 'Company') that will strengthen the alignment of their financial interests with those of the Company's shareholders through increased ownership of shares of the Company's Common Stock by such Outside Directors."

                   2. The definition of "Company" in Article II is hereby amended in its entirety to read as follows:

                  "COMPANY means Houston Industries Incorporated, a Texas corporation, and any successor thereto."

                  IN WITNESS WHEREOF, Houston Industries Incorporated has caused this Amendment to be executed by its duly authorized officers this 26th day of February, 1998, but effective as of August 6, 1997.

                                       HOUSTON INDUSTRIES INCORPORATED


                                       By /s/ Lee W. Hogan
                                          --------------------------------------
                                       Name: Lee W. Hogan
                                       Title: Executive Vice President
ATTEST:


 /s/ Richard B. Dauphin
-----------------------